TAMARACK CORPORATION
CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of October 6, 2008 is entered into by and between SupportSave Solutions lnc com, (herein referred to as the "Company"), baving its' principal place of business at 1451 Danville blvd, ste 20lA Alamo, CA 94507 and Tamarack Corporation, (herein referred to as the "Consultant") having its' principal place of business at 700 Gardenview court ste. 205B Encinitas CA 92024.

RECITALS

WHEREAS, Company is a publicly-held corporation with its common stock traded on the OTC.BBMarket under the symbol SSVE.

WHEREAS, Company desires to engage the services of Consultant to represent the company in a capacity to market the Company's product(s) to specific industries and related professionals, and to consult with management concerning such Company activities. The services being offered in no way constitute investor relations or public relations, nor any communication with broker dealers, investors, stock brokers, or investment advisors;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

I. Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company and tbe Consultant hereby agrees to provide services to tbe Company commencing upon October 6, 2008 and ending on April 6, 2009.

2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section I.:

(a) Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its product(s) to the proper industries, establishing an image for the Company and its product(s), and creating the foundation for subsequent marketing relations efforts;

(b) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's product(s), as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the proper industries;

(c) Upon the Company's direction and approval, disseminate information regarding the Company's product(s) to consumers and industry professionals, and the general public;

(d) Upon the Company's approval, design and/or restructure the Company's website in an effort to facilitate a better marketing of the Company's product(s);

(e) Otherwise perform as the Company's consultant for marketing relations and relations with industry professionals.

3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its marketing activities, so long as such activities are in compliance with applicable laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hoursper-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. It is also understood that the Company is entering into this Agreement with Tamarack Corporation, a Nevada Corporation and not any individual member of Tamarack Corporation, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of Tamarack Corporation, leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4. Renumeration. As full and complete compensation for services described in this Agreement, the Company shall compensate Consultant as follows:

For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to the Consultant a "Commencement Bonus" of600,000 (SIX HUNDRED THOUSAND) shares of free trading Common Stock of SupportSave Solutions Inc which shares shall be registered with the Securities and Exchange Commission.  The 600,000 (SIX HUNDRED THOUSAND) shares of common stock issued as a Commencement bonus shall be fully paid and non-assessable and constitute payment for Consultant's agreement to consult to the company and are nonrefundable, non-apportion able, and non-ratable retainer; such shares of common stock are not a pre payment for future services. If the company decides to terminate this agreement prior to April 6, 2009, for any reason what so ever, it is agreed and understood that the consultant will not be requested or demanded by the company to return any of the 600,000 (SIX HUNDRED THOUSAND) shares of common stock paid to hereunder. It is further agreed that if at anytime during the term of this agreement, the company or substantially all of the company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the company, the consultant shall retain and will not be requested by the company to return any of the 600,000 (SIX HUNDRED THOUSAND) shares and after October 15, 2008.

The commencement bonus shares issued pursuant to this agreement shall be issued in the name of Tamarack Corporation.

The company has the right to terminate this agreement within three days of signing this contract, by registered or certified mail.

With each transfer of shares of common stock to be issued pursuant to tbis agreement (collectively, the "shares"), company shall cause to be issued a certificate representing the common stock and written opinion of counsel for the company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been duly authorized by the Company's board of directors.

6. Non-Assignability of Services. Consultant's services under this contract are offered to Company only and may not be assigned by Company to ant entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or prorating and shall be considered and remain fully paid and non-assessable. Notwithstanding tbe nonassignability of Consultant's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.

7. Expenses. Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of industry professionals, industry conference calls, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

8. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnitY and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

9. Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under tbis Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant.

10. Legal Representation. The Company acknowledges that it has heen represented by independent legal counsel in the preparation of this Agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

II. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to he hound.

12. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14.  Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

15. Miscellaneous: This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communication, understandings and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties, the laws of the State of California shall govern this agreement.

To the Company:
SupportSave Solutions lnc Com
1451 Danville blvd ste 201A
Alamo, CA 94507

To the Consultant:
Tamarack Corporation.
700 Gardenview court ste. 2058
Encinitas CA 92024

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in tbe manner set forth in this paragraph.

15. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties agree that the Superior Court for the State of California, County of San Diego will be the venue of any dispute and will have jurisdiction over all parties.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in San Diego County California, in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.

17. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED TO:
"Company"	SUPPORTSAVE SOLUTIONS INC COM

Date:	By: /s/ Chris Johns
Chris Johns, CEO

"Consultant"	TAMARACK CORPORATION

Date:	By: /s/ Joseph Blakewell
Joseph Bakewell, President